Exhibit 99.1

News Release

For Further Information
Media Relations: Linda McDougall, (816) 932-7542
Investor Relations: Becky Shulman, (816) 701-4574

H&R BLOCK RESPONDS TO MARKET RUMORS REGARDING LITIGATION

FOR RELEASE NOV. 1, 2002

     KANSAS CITY, Mo. – H&R Block Inc. (NYSE:HRB) today, in responding to rumors regarding litigation involving H&R Block Inc. and its subsidiaries, stated that while amounts claimed in routine litigation involving refund anticipation loans (RALs) were substantial, and ultimate liability with respect to litigation is difficult to predict, management continues to believe that amounts that might be paid by the company for judgments or settlements in these cases will not have a material adverse effect on the company’s consolidated results of operations or financial position. The company further stated that nothing in the current litigation involving RALs would cause the company or the lending bank to change the fee structure of its product offerings.

     Block has not lost any of the more than 20 class action lawsuits filed against it involving the refund anticipation loan program. Block has won these cases on dispositive motions or they have been dropped by plaintiffs. However, in order to avoid the uncertainty of litigation and the diversion of resources and personnel resulting from the remaining lawsuits, in October 1999, H&R Block, the lending bank and plaintiffs in the case Joel E. Zawikowski, et al. v. Beneficial National Bank, H&R Block Inc., et al., in the United States District Court for Northern Illinois, agreed to a settlement on a nationwide basis.

     The settlement involves a $25 million fund, of which H&R Block paid half, for class members. The settlement is not material to the company’s consolidated results of operations or financial position. That settlement was approved by the District Court in February 2001, appealed to the Court of Appeals, and reversed and remanded by the Court of Appeals in April 2002 for further consideration by the

District Court. A fairness hearing regarding the settlement was held in October 2002 and will continue on Nov. 15, 2002.

     Another pending class action case, Ronnie and Nancy Haese, et al., v. H&R Block Inc, et al., pending since July 1996 in the District Court of Kleberg County, Texas, is scheduled for jury trial on Dec. 2, 2002. Plaintiffs in this case are part of the < u>Zawikowski settlement class, and therefore would be covered by that settlement.

     In this Texas case, plaintiffs are trying to recover damages, which they claim total $75 million, for Block’s failure to disclose a license fee paid by the bank to Block in connection with refund anticipation loans. Plaintiffs also seek an undisclosed amount of punitive damages. The license fees received by the company during the relevant time period totaled only $3.5 million.

     In a separate Texas class action case not currently scheduled for trial, the same plaintiffs are seeking an unspecified amount of damages based upon allegations of usury. H&R Block has denied all allegations and believes it has a meritorious defense in both Texas cases. The second case is also part of the Zawikowski settlement class, and therefore would be covered by that settlement. In previous RAL class action decisions, other courts have held that such loans are not usurious.

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